EXHIBIT 4.4

EXECUTION VERSION
LIMITED RECOURSE PLEDGE AGREEMENT

This LIMITED RECOURSE PLEDGE AGREEMENT (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, this “Agreement”), dated as of February 28, 2013, is made by CINEDIGM DIGITAL CINEMA CORP., a Delaware corporation ( the “Pledgor”), in favor of PROSPECT CAPITAL CORPORATION, a Maryland corporation (“Prospect”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Term Loan Agreement, dated as of February 28, 2013 (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Term Loan Agreement”), among Cinedigm DC Holdings, LLC (the “Borrower”), Access Digital Media, Inc., Access Digital Cinema Phase 2, Corp. and each other Guarantor that is a party thereto, the Lenders party thereto, and Prospect Capital Corporation, in its separate capacities as Administrative Agent and Collateral Agent, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligations of the Lenders under the Term Loan Agreement that the Pledgor enter into this Agreement to secure the obligations of the Pledgor under that certain Limited Recourse Guaranty Agreement, dated as of February 28, 2013, made by Cinedigm Digital Cinema Corp. in its capacity as a guarantor in favor of the Collateral Agent for the Secured Parties (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Limited Recourse Guaranty”), and the Pledgor desires to satisfy such condition precedent; and

WHEREAS, the Pledgor will obtain substantial direct and indirect financial and other benefits from the Term Loans made by the Lenders to the Borrower pursuant to the Term Loan Agreement and the other Loan Documents, and accordingly, the Pledgor desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1.  Certain Terms.  Capitalized terms defined in the Term Loan Agreement and not otherwise defined herein, when used in this Agreement have the respective meanings provided for in the Term Loan Agreement.  The following additional terms, when used in this Agreement, have the following meanings:

“Access Phase 2” means Access Digital Cinema Phase 2, Corp., a Delaware corporation.

“Cinedigm Australia” means Cinedigm Digital Cinema Australia Pty Ltd., an Australian company.

“Collateral” means, collectively, (a) the Pledged Stock; (b) all other Pledged Property, whether now or hereafter delivered to the Collateral Agent in connection with this Agreement; and (c) all additions, attachments, accessions, substitutions, replacements and proceeds of any of the foregoing; provided, however, that “Collateral” shall not include any Excluded Property.

“Distributions” means all dividends paid in stock, liquidating dividends, shares of Stock resulting from stock splits, reclassifications, warrants, options, non-cash dividends and other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Stock, but shall not mean Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Stock made out of capital surplus.

“Event of Default” means any event described in Section 5.1.

“Excluded Property” means any of the (A) “Pledged Collateral” as such term is defined in the Amended and Restated Pledge Agreement dated as of February 28, 2013 between Access and the CDF1 Credit Agreement Collateral Agent (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time), (B) “Pledged Collateral” as such term is defined in the Amended and Restated Pledge Agreement dated as of February 28, 2013 between Christie and the CDF1 Credit Agreement Collateral Agent (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time), (C) “Pledged Collateral” as such term is defined in the Pledge Agreement dated as of October 18, 2011 between Access Phase 2 and Société Générale, New York Branch, in its capacity as collateral agent (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time), and (D) “Pledged Collateral” as such term is defined in the Pledge Agreement dated as of October 18, 2011 between CDF2 Holdings and Société Générale, New York Branch, in its capacity as collateral agent (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time).

“Pledged Property” means all Pledged Stock and any certificates evidencing the Pledged Stock, and all Dividends, Distributions, securities, cash, instruments, interest payments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock.

“Pledged Stock” means the Stock more particularly described in Schedule 1 hereto, as amended and supplemented from time to time, and all other Stock of the Borrower, Access Phase 2, Cinedigm Australia and any Subsidiary of the Pledgor formed or acquired by the Pledgor after the date of this Agreement and engaged in the Servicing Business, in each case, that may from time to time be issued or granted to the Pledgor from time to time while this Agreement is in effect; provided, however, to the extent that any such Subsidiary of the Pledgor is a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, “Pledged Stock” with respect to such Foreign Subsidiary means 66 % of the issued and outstanding Voting Stock and 100% of the outstanding non-voting Stock of such Foreign Subsidiary that may from time to time be issued or granted to the Pledgor from time to time while this Agreement is in effect; provided¸ further that, for the avoidance of doubt, “Pledged Stock” shall not include any Excluded Property.

“Power of Attorney” means that certain Limited Power of Attorney, dated as of the date hereof, granted to Collateral Agent by Pledgor.

                            “Secured Obligations” means all Guaranteed Obligations (as defined in the Limited Recourse Guaranty).

                             “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, ordinary shares, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

                            “Triggering Event” means the Borrower, at any time, elects not to make a voluntary prepayment with CDF1 Excess Cash Flow on any Payment Date on or after the Discharge of the CDF1 Credit Agreement Obligations.

SECTION 1.2.  UCC Definitions.  Unless the context otherwise requires, all terms used herein but not defined herein or in the Credit Agreement for which meanings are provided in the Uniform Commercial Code as in effect in the State of New York or in any other applicable jurisdiction (the “UCC”) have the meanings given to such terms in the UCC.

ARTICLE 2
PLEDGE

SECTION 2.1.  Grant of Security Interest.  The Pledgor hereby pledges, assigns, grants, delivers, sets over, conveys and transfers to the Collateral Agent a continuing first priority security interest in and to, all of the Collateral now or hereafter owned or acquired by the Pledgor or in which the Pledgor now has or hereafter has or acquires any rights.

SECTION 2.2.  Security for Secured Obligations.  This Agreement and the Collateral secure the payment in full and performance of all Secured Obligations.

SECTION 2.3.  Delivery of Pledged Property; Registration of Pledge; Transfer upon the Occurrence of an Event of Default.  All certificates and instruments representing or evidencing any Collateral, including all Pledged Stock, shall be delivered to the Collateral Agent and shall be held by the Collateral Agent, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.  The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, and without notice to the Pledgor, to transfer to, or to register in the name of the Collateral Agent or any of its nominees, any or all of the Pledged Stock.

SECTION 2.4.  No Duty of the Collateral Agent.  The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Beyond reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or from any diminution in the value thereof, by reason of the act or omission of any carrier, forwarding agency, or other agent selected by the Collateral Agent reasonably and in good faith.

SECTION 2.5.  Continuing First Priority Security Interest; Transfer of Secured Obligation.  This Agreement shall:

(a)          create a continuing first priority security interest in the Collateral;

(b)          remain in full force and effect until the payment in full and performance of all Secured Obligations and the termination of all Commitments;

(c)          be binding upon the Pledgor, its administrators, successors and assigns, provided, however, that the Pledgor may not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent; and

(d)          inure to the benefit of the Collateral Agent and its permitted successors, transferees and, to the extent set forth in Section 10.09 of the Term Loan Agreement, assigns.

Without limitation to the foregoing, the Collateral Agent may assign or otherwise transfer any Secured Obligation held by it to any other Person, in accordance with the terms of the Term Loan Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted herein or otherwise.  Upon the occurrence of the event described in Section 2.5(b) above, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Pledgor.  Upon any such termination, the Collateral Agent will, (a) at the Pledgor’s expense, execute and deliver to the Pledgor such documents and instruments and do such acts and things as the Pledgor shall reasonably request to evidence such termination, without recourse or warranty to the Collateral Agent and (b) return to the Pledgor all certificates and instruments representing or evidencing any Collateral (together with all instruments of transfer or assignment) in the Collateral Agent’s possession.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties.  The Pledgor represents and warrants as follows:

   (a)              The Pledgor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has all requisite corporate power and authority to execute the Limited Recourse Guaranty and this Agreement and perform its obligations thereunder and hereunder.

   (b)              The execution, delivery and performance by the Pledgor of the Limited Recourse Guaranty and this Agreement are within the Pledgor’s corporate powers and have been duly authorized by all necessary corporate action, and if required, shareholder action.  This Agreement and the Limited Recourse Guaranty have been duly executed and delivered by the Pledgor and constitute valid and binding obligations of the Pledgor, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

    (c)              The execution, delivery and performance by the Pledgor of this agreement and the Limited Recourse Guaranty (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under this Agreement, (b) will not violate any Applicable Law or regulation or the charter, by-laws or other Constituent Documents of the Pledgor or any order of any Governmental Authority applicable to the Pledgor, and (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding on the Pledgor or any of its material assets or give rise to a right thereunder to require any payment to be made by the Pledgor.

(d)              The Pledgor is and at all times will be the legal and beneficial owner of, and has and will have at all times good and marketable title to (and has and will at all times have full right and authority to pledge and assign), all of the Collateral, free and clear of all Liens or other charges or encumbrances, except the Liens created pursuant to the Loan Documents.

(e)              Assuming the Collateral Agent has properly registered the pledge of the Stock of Cinedigm Australia in the Australia Personal Property Security Register, the pledge of the Collateral pursuant to this Agreement creates a valid, first priority security interest in the Collateral and all proceeds thereof, securing the Secured Obligations which security interest shall be perfected upon the delivery of the certificates evidencing such Collateral to the Collateral Agent.

(f)              The Pledged Stock described on Schedule 1 hereto (as such schedule is supplemented from time to time) has been duly authorized and validly issued, and is fully paid, and nonassessable.

(g)              The Pledged Stock described on Schedule 1 hereto (as such schedule is supplemented from time to time) constitutes, and at all times thereafter the Pledged Stock will constitute, all of the issued and outstanding Stock held by the Pledgor in each Person whose Stock is pledged hereunder (other than with respect to any Foreign Subsidiary, including, without limitation, Cinedigm Australia, in relation to which the Stock pledged hereunder shall be limited to no more than 66 % of the issued and outstanding Voting Stock and 100% of the outstanding non-voting Stock of such Foreign Subsidiary that may from time to time be issued or granted to the Pledgor from time to time while this Agreement is in effect).

(h)            No authorization, approval, or other action by and no notice to or filing with, any Governmental Authority is or will be required either:

(i)         for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by the Pledgor, or

                    (ii)        for the exercise by the Collateral Agent of the voting or other rights provided for in and in accordance with the terms of this Agreement or the remedies in respect of any Collateral pursuant to this Agreement (except, with respect to any Pledged Stock, as may be required in connection with a disposition of the Pledged Stock by laws affecting the offering and sale of securities generally).

SECTION 3.2.  Warranties upon Pledge of Additional Collateral.  The Pledgor shall be deemed to restate each representation and warranty set forth in Section 3.1 as at the date of each pledge hereunder by the Pledgor to the Collateral Agent of any additional Collateral.

ARTICLE 4
COVENANTS

SECTION 4.1.  Protect Collateral; Further Assurances.  The Pledgor will not sell, assign, transfer, pledge or encumber in any other manner the Collateral except for Liens granted pursuant to the Loan Documents.  The Pledgor will warrant and defend the right, title and security interest herein granted to the Collateral Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.  The Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor and at the Collateral Agent’s request, the Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

SECTION 4.2.  Taxes.  The Pledgor will pay all taxes, assessments and charges levied, assessed or imposed upon the Collateral before the same become delinquent or in default, except where, and to the extent expressly permitted otherwise in the Term Loan Agreement.

SECTION 4.3.  Transfer Powers.  The Pledgor agrees that all certificated Pledged Stock delivered by the Pledgor to the Collateral Agent pursuant to this Agreement will be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.  Thereafter, the Pledgor will, upon the request of the Collateral Agent, promptly deliver to it such transfer powers, instruments and similar documents, reasonably satisfactory in form and substance to the Collateral Agent, with respect to the Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent, promptly transfer any Pledged Stock or other Stock, including all Distributions to the extent required under Section 4.4 hereof, constituting Collateral into the name of the Collateral Agent or any nominee designated by the Collateral Agent.

SECTION 4.4.  Voting Rights; Dividends.  In addition, the Pledgor agrees that:

(a)          if any Event of Default shall have occurred and be continuing, promptly upon receipt thereof by the Pledgor and upon request therefor by the Collateral Agent, the Pledgor shall deliver (properly endorsed where required hereby or requested by the Collateral Agent) to the Collateral Agent all Dividends (other than Dividends expressly permitted to be made by the Borrower or Access Phase 2 to the Pledgor under Section 8.06 of the Term Loan Agreement) of any Loan Party and its Subsidiaries;

(b)          if any Event of Default shall have occurred and be continuing, immediately upon notice to the Pledgor by the Collateral Agent, all rights of the Pledgor to exercise or refrain from exercising voting or other consensual rights in respect of the Collateral shall cease and all such rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; and

(c)          if any Event of Default shall have occurred and be continuing, upon request of the Collateral Agent, the Pledgor shall immediately deliver to the Collateral Agent such proxies and other documents as may be necessary to allow the Collateral Agent to exercise the voting and other consensual rights with respect to any Collateral.

Except as set forth in the immediately preceding sentence, the Pledgor shall be entitled to exercise, in its reasonable judgment, but in a manner not inconsistent with the terms of the Term Loan Agreement or any other Loan Document (including this Agreement), the voting powers and all other incidental rights of ownership with respect to any Pledged Stock (subject to the Pledgor’s obligation to deliver to the Collateral Agent such certificated Pledged Stock in pledge hereunder) and to the receipt of all Dividends permitted to be made under Section 8.06 of the Term Loan Agreement.  All Dividends, Distributions, cash payments and proceeds which the Pledgor is then obligated to deliver to the Collateral Agent, shall, until delivery to the Collateral Agent, be held by the Pledgor separate and apart from its other property in trust for the Collateral Agent.  The Collateral Agent agrees that unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise voting and other consensual rights with respect to any Collateral; provided, however, that no vote shall be cast, or consent, waiver or ratification given, or action taken by the Pledgor that would impair in any material respect any Collateral or be inconsistent with or violate any provision of the Term Loan Agreement or any other Loan Document (including this Agreement).

SECTION 4.5.  Additional Information.  The Pledgor will promptly furnish to the Collateral Agent written notice of the occurrence of any event which would make any representation contained in Article 3 untrue in any material respect at such time.

ARTICLE 5
EVENTS OF DEFAULT; REMEDIES

SECTION 5.1.   Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

 (a)           Any “Event of Default” as provided under the terms of the Term Loan Agreement; or

 (b)           The Pledgor shall fail to observe or perform any covenant or agreement set forth in this Agreement or in the Limited Recourse Guaranty other than those referenced in subsection (a) above, and if such failure is capable of being remedied, such failure shall remain unremedied for the period of time described in the applicable provision hereof of in the Limited Recourse Guaranty.

SECTION 5.2.  Actions upon Event of Default.  In addition to its rights and remedies provided hereunder, whenever an Event of Default shall have occurred and be continuing, the Collateral Agent shall have all rights and remedies of a secured party upon default under the UCC or other Applicable Law.  Any notification required by law of any intended disposition by the Collateral Agent of any of the Collateral shall be deemed timely and reasonably given if given in accordance with Applicable Law at least ten (10) days before such disposition.  Without limitation of the above, the Collateral Agent may, whenever an Event of Default shall have occurred and be continuing, take all or any of the following actions after giving at least ten (10) days’ prior notice to the Pledgor:

    (a)          transfer all or any part of the Collateral into the name of the Collateral Agent or its nominee, without disclosing that such Collateral is subject to the Lien hereunder;

    (b)          take control of any proceeds of the Collateral; and

(c)          execute in the name, place and stead of the Pledgor endorsements, assignments, transfer powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 5.3.  Attorney-in-Fact.  The Pledgor hereby irrevocably appoints the Collateral Agent as its true and lawful attorney, with full power of substitution, in the name of the Pledgor, the Collateral Agent, or otherwise, for the sole use and benefit of the Collateral Agent, but at the Pledgor’s expense, (i) upon the occurrence and during the continuance of an

Event of Default, to take any action and to execute any instrument which the Collateral Agent may deem reasonably necessary or advisable to enable the Collateral Agent to realize the benefit of the security interest provided for in this Agreement and (ii) upon the occurrence of a Triggering Event, to take any action and exercise any power to cause the Pledor to enter into the Replacement Phase I MSA, including without limitation, the powers granted under the Power of Attorney.  At the request of the Collateral Agent, the Pledgor hereby agrees to enter into the Replacement Phase I MSA upon the occurrence of a Triggering Event and the Collateral Agent shall be entitled to specific performance of such obligation of the Pledgor.

SECTION 5.4.  Private Sales.  (a)  The Pledgor recognizes that the Collateral Agent may be unable, after the occurrence and during the continuance of any Event of Default, to effect a public sale of any or all the Pledged Stock by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities law or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers that will be obligated to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of having been a private sale.  The Collateral Agent shall be under no obligation to delay sale of any of the Pledged Stock for the period of time necessary to permit the Borrower to register such Stock for public sale under the Securities Act, or under applicable state securities law, even if the Borrower would agree to do so.

(b)          The Pledgor further agrees to use its reasonable best efforts, after the occurrence and during the continuance of an Event of Default, to do or cause to be done all such acts as may be necessary to make such sale or sales of all or any portion of the Pledgor’s Pledged Stock pursuant to this Section 5.4 valid and binding and in compliance with any and all Applicable Law.

SECTION 5.5.  Application of Proceeds.  The proceeds of any sale of, or other realization upon, all or any part of the Collateral by the Collateral Agent shall be applied to satisfy the Secured Obligations in the manner set forth in Section 4.02(b) of the Term Loan Agreement.

SECTION 5.6.  Indemnity and Expenses.  Subject to Section 5.7, the Pledgor hereby indemnifies and holds harmless the Collateral Agent from and against any and all claims, losses, and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), to the same extent as the Borrower, Access Phase 2 and the other Loan Parties are liable with respect to the other Loan Documents pursuant to the terms of Section 11.05 of the Term Loan Agreement.

SECTION 5.7.  Extent of Liability.  Notwithstanding anything to the contrary contained in this Agreement, the liability of the Pledgor hereunder shall be recourse only to the Collateral from time to time pledged by the Pledgor or as provided for in the Limited Recourse Guaranty, plus any reasonable costs and expenses incurred by the Collateral Agent as a result of the Pledgor’s interference with the Collateral Agent’s rights and remedies hereunder in violation of the provisions of this Agreement or as provided under the Limited Recourse Guaranty.

ARTICLE 6
MISCELLANEOUS

SECTION 6.1.  Loan Document.  This Agreement is a Loan Document executed pursuant to the Term Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 6.2.  Amendments.  No amendment, waiver or consent under this Agreement shall be effective unless the same shall be executed in accordance with the provisions of Section 11.01 of the Term Loan Agreement which are incorporated herein by this reference, mutatis mutandis with such provisions applying to Cinedigm as if it were the Borrower thereunder.

SECTION 6.3.  Obligations Not Affected.  The obligations of the Pledgor under this Agreement shall remain in full force and effect without regard to, and shall not be impaired or affected by (to the extent that the Pledgor may prospectively waive such defenses under Applicable Law):

(a)          any amendment or modification or addition or supplement to the Term Loan Agreement, any Note, any other Loan Document, any instrument delivered in connection therewith or any assignment or transfer thereof;

(b)          any exercise, non-exercise or waiver by the Collateral Agent of any right, remedy, power or privilege under or in respect of, or any release of any guaranty or collateral provided pursuant to, this Agreement, the Term Loan Agreement or any other Loan Document;

(c)          any waiver, consent, extension, indulgence or other action or inaction in respect of this Agreement, any other Security Document, the Term Loan Agreement or any other Loan Document or any assignment or transfer of any thereof; or

(d)          any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like, of the Pledgor or any other Person, whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

SECTION 6.4.  Protection of Collateral.  The Collateral Agent may from time to time perform, at its option, any act which the Pledgor agrees hereunder to perform and which the Pledgor shall fail to perform, and the Collateral Agent may from time to time take any other action which the Collateral Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 6.5.  Additional Interests.  If the Pledgor shall at any time acquire or hold any Stock or additional Stock of any Person whose Stock is pledged or required to be pledged hereunder (any such Stock being referred to hereinafter as the “Additional Stock”), the Pledgor shall deliver to the Collateral Agent (i) a Pledge Agreement Supplement in the form of Exhibit A hereto with respect to such Additional Stock duly completed and executed by the Pledgor and (ii) any other document required in connection with such Additional Interests as described in Section 2.3.  The Pledgor shall comply with the requirements of this Section 6.5 promptly, and, in any event, within no more than two (2) Business Days, of the acquisition of any such Additional Stock; provided, that the failure to comply with the provisions of this Section 6.5 shall not impair the Lien on Additional Stock conferred hereunder.

                            SECTION 6.6.  Addresses for Notices.  All notices and other communications provided for herein shall be (i) in writing, (ii) delivered and deemed received in accordance with the procedures set forth in Section 11.02 of the Term Loan Agreement and (iii) addressed to the parties at the address, facsimile number or email address provided therein or, in the case of the Pledgor, as set forth on its signature page hereto.  Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to all of the other parties hereto in accordance with the foregoing.

SECTION 6.7.  Governing Law.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST).

                            SECTION 6.8.  Arbitration; Jurisdiction; Venue; Service of Process; Jury Trial Waiver.  THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS SET FORTH IN ARTICLE XII OF THE TERM LOAN AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

SECTION 6.9.  Postponement of Subrogation.  The Pledgor subordinates and agrees not to exercise any rights against the Borrower or any other Loan Party which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all of the Secured Obligations shall have been irrevocably paid in full and all Commitments have been terminated.  If any amount shall be paid to the Pledgor on account of such subrogation or contribution rights at any time when any Secured Obligation or Commitment is outstanding, such amount shall be held in trust for the benefit of the Collateral Agent and shall forthwith be paid to the Collateral Agent to be credited and applied to the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement.

SECTION 6.10.  Limitation of Liability.  NO PARTY HERETO, NOR ANY OF THEIR AFFILIATES, SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY PARTY HERETO IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE TRANSACTIONS

CONTEMPLATED HEREIN OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH.

SECTION 6.11.  Counterparts; Effectiveness.  THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS SET FORTH IN SECTIONS 11.02(d) AND 11.10 OF THE TERM LOAN AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[Signature pages follow.]

IN WITNESS WHEREOF, the Pledgor has caused this Limited Recourse Pledge Agreement to be duly executed as of date first above written.

PLEDGOR:

CINEDIGM DIGITAL CINEMA CORP.

By:	s/s Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President of Digital Cinema, General Counsel and Secretary

ADDRESS FOR NOTICES:
Address:
902 Broadway
9th Floor
New York, NY 10010
Attention: General Counsel
Facsimile No.: 212-206-9001/424-281-5401 Email: gloffredo@cinedigm.com
amizel@cinedigm.com
jbrownson@cinedigm.com

with a copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention: Jonathan K. Cooperman, Esq. and Merrill B. Stone, Esq.
Facsimile No.: (212) 808-7897

Signature Page to Limited Recourse Pledge Agreement

ACCEPTED AND AGREED as of the date first above written:

PROSPECT CAPITAL CORPORATION, as Collateral Agent
By:	/s/ M. Grier Eliasek
Name:	M. Grier Eliasek
Title:	President and Chief Operating Officer

Signature Page to Limited Recourse Pledge Agreement

SCHEDULE 1

PLEDGED STOCK

Pledgor	Issuer	Class of Stock	Stock Certificate Numbers	Percentage of Stock Owned/ Percentage of Stock Pledged
Cinedigm Digital Cinema Corp.	Cinedigm DC Holdings, LLC	[ ]	[ ]	100% / 100%
Cinedigm Digital Cinema Corp.	Access Digital Cinema Phase 2, Corp.	[ ]	[ ]	100% / 100%
Cinedigm Digital Cinema Corp.	Cinedigm Digital Cinema Australia Pty Ltd.	[ ]	[ ]	100% / 66%

EXHIBIT A

FORM OF PLEDGE AGREEMENT SUPPLEMENT

THIS PLEDGE AGREEMENT SUPPLEMENT (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, this “Supplement”), dated as of ______________, 20__, is made by CINEDIGM DIGITAL CINEMA CORP., a Delaware corporation (the “Pledgor”), in favor of PROSPECT CAPITAL CORPORATION, a Maryland corporation, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).  All capitalized terms not otherwise defined herein have the meanings given to such terms in the Pledge Agreement (as defined below).

WHEREAS, the Pledgor is required under the terms of that certain Limited Recourse Pledge Agreement dated as of February [28], 2013 (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Pledge Agreement”), made by the Pledgor in favor of the Collateral Agent, to cause certain of the Stock held by it and listed on Supplemental Schedule 1 attached to this Supplement (the “Additional Stock”) to be specifically identified as subject to the Pledge Agreement; and

WHEREAS, the Pledgor has acquired rights in the Additional Stock and desires to evidence its prior pledge to the Collateral Agent of the Additional Stock in accordance with the terms of the Term Loan Agreement and the Pledge Agreement;

NOW, THEREFORE, the Pledgor hereby agrees as follows with the Collateral Agent for the benefit of the Secured Parties:

The Pledgor hereby reaffirms and acknowledges the pledge and collateral assignment to, and the grant of security interest in, the Additional Stock contained in the Pledge Agreement and pledges and collaterally assigns to the Collateral Agent a first priority lien and security interest to secure the payment in full and performance of all Secured Obligations in (a) the Additional Stock; (b) all other Pledged Property, whether now or hereafter delivered to the Collateral Agent in connection with this Agreement; and (c) all proceeds of any of the foregoing.

The Pledgor hereby acknowledges, agrees and confirms by its execution of this Supplement that the Additional Stock constitute “Pledged Stock” under and are subject to the Pledge Agreement, and the items of property referred to in clauses (a) through (c) above (the “Additional Collateral”) shall collectively constitute “Collateral” under and are subject to the Pledge Agreement.  Each of the representations and warranties with respect to Pledged Stock and Collateral contained in the Pledge Agreement is hereby made by the Pledgor with respect to the Additional Stock and the Additional Collateral, respectively.  Attached to this Supplement is a duly completed Supplemental Schedule 1 (the “Supplemental Schedule”) supplementing as indicated thereon Schedule 1 to the Pledge Agreement.  The Pledgor represents and warrants that the information contained on the Supplemental Schedule with respect to such Additional Stock is true, complete and accurate as of the date of its execution of this Supplement.

IN WITNESS WHEREOF, the Pledgor has caused this Pledge Agreement Supplement to be duly executed as of the date first above written.

PLEDGOR:

CINEDIGM DIGITAL CINEMA CORP.

By:________________________________________________
Name:
Title:

ACCEPTED AND AGREED as of the date first above written:

PROSPECT CAPITAL CORPORATION, as Collateral Agent
By:
Name:
Title:

SCHEDULE 1

PLEDGED STOCK/MEMBERSHIP INTEREST

Pledgor	Issuer	Class of Stock/ Membership Interest	Stock/ Membership Interest Certificate Numbers	Percentage of Stock or Membership Interest Owned/ Percentage of Stock or Membership Interest Pledged
Cinedigm Digital Cinema Corp.	Cinedigm DC Holdings, LLC	N/A	1	100% / 100%
Cinedigm Digital Cinema Corp.	Access Digital Cinema Phase 2, Corp.	Common	2	100% / 100%
Cinedigm Digital Cinema Corp.	Cinedigm Digital Cinema Australia Pty Ltd.	Ordinary	2	100% / 66%

SUPPLEMENTAL SCHEDULE 1

ADDITIONAL INTERESTS

Pledgor	Issuer	Class of Stock	Certificate Numbers	Percentage of Stock Owned/ Percentage of Stock Pledged
Cinedigm Digital Cinema Corp.	[ ]	[ ]	[ ]	100% / [ ]%